SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number 333-9583


                    American International Consolidated Inc.
                    ----------------------------------------
             (Exact name of registrant as specified in its charter)

              14603 Chrisman, Houston, Texas 77039; (281) 449-9000
              ----------------------------------------------------
              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.001 par value
                          -----------------------------
                    Redeemable Common Stock Purchase Warrants
            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)      [ ]         Rule 12h-3(b)(1)(ii)       [ ]
            Rule 12g-4(a)(1)(ii)     [ ]         Rule 12h-3(b)(2)(i)        [ ]
            Rule 12g-4(a)(2)(i)      [ ]         Rule 12h-3(b)(2)(ii)       [ ]
            Rule 12g-4(a)(2)(ii)     [ ]         Rule 15d-6                 [X]
            Rule 12h-3(b)(1)(i)      [ ]

     Approximate number of holders of record as of the certification or notice date: 37 stockholders; 31 warrantholders.
      -----------------------------------


     Pursuant to the requirements of the Securities Exchange Act of 1934 American International Consolidated Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:   November 17, 1997               BY:   /s/  John T. Wilson
                                        ----------------------------------------
                                        John T. Wilson, Chief Executive Officer

* The Company's reporting obligation under Section 15(d) under the Securities Exchange Act of 1934, as amended, was automatically suspended pursuant to
Section 15(d) with respect to the Company's fiscal year beginning on May 1, 1997. This Form 15 is not required to be filed and is being provided for informational purposes only.